Exhibit 3.3

AMENDED AND RESTATED

JUNIATA VALLEY FINANCIAL CORP. EMPLOYEE STOCK PURCHASE PLAN

ARTICLE I–PURPOSE

1.01.Purpose

The Juniata Valley Financial Corp. Employee Stock Purchase Plan provides a method for employees of The Juniata Valley Bank to acquire a proprietary interest in Juniata Valley Financial Corp. Under the Employee Stock Purchase Plan, participating employees may purchase shares of the Common Stock of Juniata Valley Financial Corp. Juniata Valley Financial Corp. The Employee Stock Purchase Plan, which was most recently amended in 2007 for the purpose of modifying the Option Price floor, is now being amended and restated primarily for the purpose of extending the Offering Termination Date and making other minor administrative changes. It is intended that this Amended and Restated Employee Stock Purchase Plan, effective as of June 15, 2021, shall qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended. The Amended and Restated Employee Stock Purchase Plan shall be construed to comply with the requirements of that section of the Internal Revenue Code.

ARTICLE II-DEFINITIONS

2.01Administrator

"Administrator" means the Committee or individual(s) appointed by the Committee to administer the Plan.

2.02Base Pay

"Base Pay" means the base salary or base hourly wages paid to a Participant by The Juniata Valley Bank as compensation for services to The Juniata Valley Bank, determined prior to any pre-tax contributions made by a Participant to either a qualified cash or deferred arrangement (Code Section 401(k) plan) or cafeteria plan (Code Section 125 plan), excluding payments for overtime, shift premium, bonuses and other special payments, commissions, and other marketing incentive payments.  The Committee, in its discretion, may, on a uniform and nondiscriminatory basis or as otherwise permitted by Treasury Regulation Section 1.423-2(f), establish a different definition of Base Pay prior to an Enrollment Date for all options to be granted on such Enrollment Date in an Offering.

2.03Board of Directors

"Board of Directors" means the Board of Directors of Juniata Valley Financial Corp.

2.04Code

"Code" means the Internal Revenue Code of 1986, as amended.

2.05Committee

“Committee” means the committee administering the Employee Stock Purchase Plan, which is more fully described in Article XI.

2.06Employee

"Employee" means a common-law employee who is customarily employed on a full-time or part-time basis by The Juniata Valley Bank. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on military leave, sick leave or other leave of absence approved by The Juniata Valley Bank that meets the requirements of Treasury Regulation Section 1.421-1(h(2).

2.07JVB

"JVB" means The Juniata Valley Bank.

2.08JUVF

"JUVF" means Juniata Valley Financial Corp.

2.09Offerings

"Offerings" means the annual offerings of JUVF's common stock. Each Offering will begin on July 1 and end on June 1 of the following year.

2.10Offering Commencement Date

"Offering Commencement Date" means July 1 of each year.

2.11Offering Termination Date

"Offering Termination Date" means June 1 of the year following the Offering Commencement Date.

2.12Participant

"Participant" means any eligible Employee of JVB that has completed an authorization for payroll deduction on the form provided by JVB and filed the form with the Administrator.

2.13Plan

"Plan" means the JUVF Employee Stock Purchase Plan.

2.14Stock

"Stock" means the common stock of JUVF.

ARTICLE III-ELIGIBILITY AND PARTICIPATION

3.01Initial Eligibility

An employee is eligible to participate in the Plan if: (i) he or she has completed ninety (90) days' employment; and (ii) he or she is employed by JVB on the date the employee's participation in the Plan becomes effective. Eligible employees may participate in offerings under the Plan which commence on or after the employee meets the eligibility requirements set forth in this section.

3.02Restrictions on Participation

Any provision of the Plan to the contrary notwithstanding, an employee's participation in the Plan will be limited or prohibited if; because of participation the employee would own stock, and/or hold outstanding options to purchase stock, possessing 5% or more of the total combined voting power or value of all classes of stock of JUVF (for purposes of this paragraph, the rules of Section 424(d) of the Code shall apply in determining stock ownership of any employee).

3.03Commencement of Participation

An eligible employee may become a Participant by completing an authorization for a payroll deduction on the form provided by JVB and filing it with the Administrator. With respect to each Offering, the payroll deduction authorization must be received by the Administrator on or before a date established by the Committee. For each Offering, payroll deductions for a Participant will commence on the applicable Offering Commencement Date, and will end on the Offering Termination Date, unless sooner terminated by the Participant as provided in Article VIII.

ARTICLE IV-OFFERINGS

4.01.Annual Offerings

The Plan will be implemented by annual Offerings of JUVF's Common Stock beginning on the 1st day of July in each year. Each Offering will terminate on June 1st of the following year. Notwithstanding any contrary provision of the Plan, to the extent required under Section 423(b) of the Code, an option (taken together with all other options then outstanding under this Plan and under all other similar employee stock purchase plans of the Employers) shall not give the Participant the right to purchase JUVF stock at a rate which accrues in excess of $25,000 worth of stock (determined using the fair market value of a share of the stock on the Offering Termination Date of each such option) for each calendar year in which such option is outstanding, in accordance with Treasury Regulation Section 1.423-2(a)(3)(vi).

ARTICLE V-PAYROLL DEDUCTIONS

5.01Amount of Deduction

At the time a Participant files the authorization for payroll deduction, he or she shall elect to have deductions made from his or her Base Pay. The deductions shall be made on each payday during the time the employee is a Participant in an Offering. The rate of each deduction shall be in an amount equal to at least 1%, but not more than 10% (or such greater or lesser percentage or dollar amount that the Committee may establish from time to time, in its discretion and on a uniform and nondiscriminatory basis or as otherwise permitted by Treasury Regulation Section 1.423-2), of the Participant's base pay. If permitted by the Committee, a Participant instead may elect to have a specific amount withheld or to contribute a specific amount, subject to such uniform and nondiscriminatory rules (or as otherwise permitted by Treasury Regulation Section 1.423-2) as the Committee in its discretion may specify.

5.02Participant's Account

All payroll deductions made for a Participant shall be credited to the Participant's account under the Plan. A Participant may make separate cash payments only to accumulate up to the limits described in Section 5.01.

5.03Changes in Payroll Deductions

A Participant may discontinue participation in the Plan as provided in Article VIII. No other change can be made during an Offering, except to the extent necessary to comply with Section 4.01. Specifically, a Participant may not alter the amount of his or her payroll deductions for that Offering.

ARTICLE VI-GRANTING OF OPTION

6.01Number of Option Shares

On the Commencement Date of each Offering, a Participant will be granted an option to purchase as many full shares of the Stock as he or she will be able to purchase with the aggregate sum of the deposits in the participant’s payroll deduction account during that Offering.

6.02Option Price

The option price of Stock purchased during each annual Offering for a Participant shall be a percentage between ninety-five (95%) percent and one hundred (100%) percent of the fair market value of the Stock on the Offering Termination Date or the nearest prior business day to the Offering Termination Date. The percentage used shall be in the sole and exclusive discretion of the Board of Directors.

ARTICLE VII-EXERCISE OF OPTION

7.01Automatic Exercise

Unless a Participant gives written notice to the Administrator  as provided in Section 8.01, the Participant's option for the purchase of Stock with payroll deductions made during any offering will be exercised automatically on the Offering Termination Date, for the purchase of the number of full shares of Stock which the balance in his or her account at that time will purchase at the applicable option price (but not in excess of the number of shares for which options have been granted to the employee pursuant to (S)6.0l). Any excess in the account at that time will be returned to the Participant.

7.02Fractional Shares

Fractional shares will not be issued under the Plan. Any accumulated payroll deductions which would have been used to purchase fractional shares will be returned to any Participant promptly following the termination of an Offering.

7.03Transferability of Option

During a Participant's lifetime, options held by the Participant shall be exercisable only by that Participant.

7.04Delivery of Stock

Within forty-five (45) days after the Offering Termination Date of each Offering, or as soon as practicable thereafter, JUVF will deliver to each Participant, as appropriate, the Stock purchased upon exercise of his or her option.

ARTICLE VIII-WITHDRAWAL

8.01In General

A Participant may withdraw payroll deductions credited to his or her account under the Plan by providing written notice to the Administrator at any time prior to the Offering Termination Date applicable to any Offering. All of the Participant's payroll deductions credited to his or her account will be paid to the Participant promptly after receipt of notice of withdrawal. No further payroll deductions will be made from the Participant's pay during such Offering. Notwithstanding the foregoing, a Participant may partially withdraw any payroll deductions held on behalf of a Participant (that have not been used to purchase shares of Common Stock) to the extent necessary to satisfy the limit set forth in Section 4.01.

8.02Effect on Subsequent Participation

A Participant's withdrawal from any Offering will not have any effect upon his or her eligibility to participate in any succeeding Offering or in any similar plan which may hereafter be adopted by JUVF.

8.03Termination of Employment

Upon termination of the Participant's employment for any reason, including retirement (but excluding death or continuation of a leave of absence for a period beyond 90 days), the Participant's participation in the Plan shall automatically terminate, the Participant shall not be entitled to purchase any shares at the end of the Offering, and the payroll deductions credited to the Participant's account will be returned to the Participant.

8.04Termination of Employment Due to Death

Upon termination of the Participant's employment because of death, the Participant's beneficiary (as defined in Section l2.0l) shall have the right to elect, by written notice given to the Administrator prior to the earlier of the Offering Termination Date or the expiration of a period of sixty (60) days commencing with the date of death of the Participant, either:

(a)	to withdraw all of the payroll deductions credited to the Participant's account under the Plan; or
(b)	to exercise the Participant's option for the purchase of Stock on the Offering Termination Date following the date of the Participant's death under the terms described in Section 7.01.

In the event that no written notice of election is received by the Administrator, the beneficiary shall automatically be deemed to have elected, pursuant to paragraph (b), to exercise the Participant's option.

8.05Leave of Absence

A Participant on leave of absence shall continue to be a Participant in the Plan so long as the Participant is on continuous leave of absence even if they elect to discontinue their contributions.  A Participant who wishes to continue their contributions must authorize deductions to be made from payments made by JVB to the Participant during the leave of absence or otherwise undertaking to make cash payments to the Plan at the end of each payroll period to the extent that amounts payable by JVB to the Participant are insufficient to meet the Participant’s authorized Plan deductions.  A Participant who has been on leave of absence for more than 90 days will not be entitled to participate in any offering commencing after the 90th day of such leave of absence. Notwithstanding any other provisions of the Plan, a Participant on a leave of absence will cease to be considered a Participant unless he or she returns to regular full time or part time employment with JVB at the earlier of:

(a) the termination of such leave of absence; or

(b) three months from the 90th day of the leave of absence.

ARTICLE IX-INTEREST

9.01 Payment of Interest

A Participant's account will be credited with simple interest computed at the regular statement savings account rate in effect at JVB during the applicable offering period.

ARTICLE X-STOCK

10.01 Maximum Shares

As of July 1, 1996, the maximum number of shares which may be issued under the Plan, subject to adjustment upon changes in capitalization of JUVF as provided in Section 12.04 shall be 5,000 shares in each annual Offering plus all unissued shares from prior Offerings, whether offered or not, not to exceed 100,000 shares for all Offerings. If the total number of shares for which options are exercised on any Offering Termination Date in accordance with Article VI exceeds the maximum number of shares for the applicable Offering, JUVF shall make a pro rata allocation of the shares remaining available in as nearly a uniform manner as shall be practicable and as it shall determine to be equitable. In such event, the balance of payroll deductions credited to the account of each Participant under the Plan shall be returned to the Participant as promptly as possible.

10.02Participant's Interest in Option Stock

The Participant will have no interest in Stock covered by his or her option until the option has been exercised.

10.03Registration of Stock

Stock to be delivered to a Participant under the Plan will be registered in the name of the Participant, or, if the Participant directs by written notice to the Administrator prior to the Offering Termination Date, in the names of the Participant and one such other person as may be designated by the Participant, as joint tenants with rights of survivorship or as tenants by the entireties, to the extent permitted by applicable law.

ARTICLE XI-ADMINISTRATION

11.01Appointment of Committee

The Board of Directors shall appoint a committee (the "Committee") to administer the Plan. The Committee which shall consist of no fewer than three members of the Board of Directors. No member of the Committee shall be eligible to purchase stock under the Plan.

11.02Authority of Committee

The Committee shall have absolute authority in its discretion to interpret and construe any and all provisions of the Plan, to adopt rules and regulations for administering the Plan, and to make all other determinations necessary or advisable for administering the Plan. The Committee's determination shall be conclusive.

11.03Rules Governing the Administration of the Committee

The Board of Directors may from time to time appoint members of the Committee in substitution for or in addition to members previously appointed and may fill vacancies, however caused, in the Committee. The Committee may select one of its members as its Chairman and shall hold its meetings at such times and places as it shall deem advisable. Meetings by telephone are permissible. A majority of its members shall constitute a quorum. All decisions of the Committee shall be made by a majority of its members. The Committee may correct any defect or omission or reconcile any inconsistency in the Plan, in the manner and to the extent it shall deem desirable. Any decision or determination reduced to writing and signed by a majority of the members of the Committee will be as fully effective as if it had been made by a majority vote at a meeting duly called and held. The Committee may appoint a secretary and shall make such rules and regulations for the conduct of its business as it shall deem advisable.

ARTICLE XII-MISCELLANEOUS

12.01Designation of Beneficiary

A Participant may file a written designation of a beneficiary who is to receive any stock and/or cash in the event the Participant dies. A Participant may change the designated beneficiary at any time by written notice to the Administrator. In the event of the Participant's death prior to the delivery of Stock purchased pursuant to an Offering, JUVF will deliver the Stock, or any cash to which the Participant is entitled, to the joint tenant, if the Participant has designated a joint tenant as provided in Section 10.03. If there is no joint tenant, JUVF shall deliver the stock and/or cash to the designated beneficiary upon receipt by JUVF of proof of the identity and existence at the Participant's death of a beneficiary validly designated under the Plan. If a Participant dies and no living beneficiary has been validly designated under the Plan, JUVF shall deliver the stock and/or cash to the executor or administrator of the estate of the Participant. If there is no executor or administrator appointed (to the knowledge of JUVF), JUVF, in its discretion, may deliver the stock and/or cash to the spouse or to any one or more dependents of the Participant as JUVF may designate. No beneficiary shall, prior to death of the Participant by whom he has been designated, acquire any interest in the stock or cash credited to the Participant under the Plan. JUVF shall not be liable to any person for the delivery of stock and/or cash pursuant to the provisions of this Section 12.01.

12.02Transferability

In no event may any rights with regard to the exercise of an option or to receive stock under the Plan be assigned, transferred, pledged, or otherwise disposed of in any way by the Participant other than by will or the laws of descent and distribution. Any such attempted assignment, transfer, pledge, or other disposition shall be without effect, except that JUVF may treat such act as an election to withdraw funds.

12.03Use of Funds

All payroll deductions received or held by JVB under this Plan may be used by JVB in the same manner as funds held in ordinary savings accounts at JVB are used. JVB shall not be obligated to segregate payroll deductions.

12.04Adjustment Upon Changes in Capitalization

(a}If while any options are outstanding, the outstanding shares of Common Stock of JUVF have increased, decreased, changed into, or been exchanged for a different number or kind of shares or securities of JUVF through reorganization, stock split, reverse stock split or similar transaction, appropriate and proportionate adjustments may be made by the Committee. In addition, the number and/or kind of shares which may be offered in the Offerings described in Article IV hereof shall also be proportionately adjusted. No adjustments shall be made for stock dividends. For the purposes of this Paragraph, any distribution of shares to shareholders in an amount aggregating 20% or more of the outstanding shares shall be deemed a stock split and any distributions of shares aggregating less than 20% of the outstanding shares shall be deemed a stock dividend.

(b)Upon the (i) dissolution or liquidation of JUVF; (ii) reorganization, merger or consolidation of JUVF with one or more corporations as a result of which JUVF is not the surviving corporation; or (iii) upon a sale of substantially all of the property or stock of JUVF to another corporation, the holder of each option then outstanding under the Plan will thereafter be entitled to receive at the next Offering Termination Date upon the exercise of such option for each share as to which such option shall be exercised, as nearly as reasonably may be determined, the cash, securities and/or property which a holder of one share of the Common stock was entitled to receive upon and at the time of such transaction. The Board of Directors shall take such steps in connection with such transactions as the Board shall deem necessary to assure that the provisions of this Section l2.04 shall thereafter be applicable, as nearly as reasonably may be determined, in relation to the said cash, securities and/or property as to which such holder of such option might thereafter be entitled to receive.

12.05Amendment and Termination

The Board of Directors shall have complete power and authority to terminate or amend the Plan. The Board of Directors shall not, without the approval of the stockholders of the Corporation (i) increase the maximum number of shares which may be issued under any Offering (except pursuant to Section l2.04); (ii) amend the requirements as to the class of employees eligible to purchase stock under the Plan or permit the members of the Committee to purchase stock under the Plan. No termination, modification, or amendment of the Plan may, without the consent of an employee then having an option under the Plan to purchase stock, adversely affect the rights of such employee under such option.

12.06Effective Date

The Plan became effective as of July 1, 1996, as approved by the holders of the majority of the Stock present and represented at the 1996 annual meeting of the shareholders.

12.07No Employment Rights

The Plan does not, directly or indirectly, create any right for the benefit of any employee or class of employees to purchase any shares under the Plan, or create in any employee or class of employees any right with respect to continuation of employment by JVB. The Plan shall not be deemed to interfere in any way with JVB's right to terminate, or otherwise modify, an employee's employment at any time.

12.08Effect of Plan

The provisions of the Plan will be binding upon all successors of each employee participating in the Plan, including, without limitation, the employee's estate and the executors, administrators, or trustees thereof, heirs and legatees, and any receiver, trustee in bankruptcy or representative of creditors of the employee.

12.09Governing Law

The law of the Commonwealth of Pennsylvania will govern all matters relating to this Plan except to the extent it is superseded by the laws of the United States.